Exhibit 99.1

Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 224-7028

PennyMac Mortgage Investment Trust Reports

First Quarter 2017 Results

Westlake Village, CA, May 4, 2017 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income of $28.7 million, or $0.40 per common share on a diluted basis, for the first quarter of 2017, on net investment income of $64.5 million.  PMT previously announced a cash dividend for the first quarter of 2017 of $0.47 per common share of beneficial interest, which was declared on March 27, 2017, and paid on April 27, 2017.

First Quarter 2017 Highlights

Financial results:

•	Diluted earnings per common share of $0.40, down 9 percent from the prior quarter
•	Net income of $28.7 million, down 8 percent from the prior quarter
•	Net investment income of $64.5 million, down 6 percent from the prior quarter
•	Book value per common share of $20.14, down from $20.26 at December 31, 2016
•	Return on average common equity of 8 percent, down from 9 percent for the prior quarter[1]

1   Return on average common equity is calculated based on annualized quarterly net income attributable to common shareholders as a percentage of monthly average common equity during the period.

Investment activities and correspondent production results:

•	Continued investment in GSE credit risk transfer (CRT) and mortgage servicing rights (MSRs) resulting from PMT’s correspondent production business
o

CRT deliveries totaled $1.8 billion in unpaid principal balance (UPB), which will result in approximately $64 million of new CRT investments once the aggregation period is complete, $16 million of which had been invested at quarter end

o	Added $59 million in new MSR investments
•	Continued progress in liquidation and sales of the distressed loan portfolio
o	Cash proceeds from the liquidation and pay down of distressed mortgage loans and real estate acquired upon settlement of loans (REO) were $89 million
o	Completed the previously announced sale of $89 million in UPB of performing loans
•

Correspondent production related to conventional conforming loans totaled $4.6 billion in UPB, down 38 percent from the prior quarter; conventional conforming interest rate lock commitments (IRLCs) totaled $5.2 billion in UPB, down 25 percent from the prior quarter

•	Issued 4.6 million of 8.125 percent Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Shares, for gross proceeds of $115 million
o

Net proceeds are being used to fund PMT’s business and investment activities, pay down indebtedness, repurchase outstanding common shares pursuant to PMT’s share repurchase program, and for other general corporate purposes

•	Repurchased approximately 139,000 of PMT’s common shares at a cost of $2.3 million

“PMT’s investments delivered mixed results in a challenging market environment during the first quarter,” said President and Chief Executive Officer David Spector.  “Our earnings were driven by significant gains in our unique GSE credit risk transfer investments, as well as strong contributions from our correspondent production segment.  Results from our distressed loan investments showed modest improvement from the prior quarter, but returns remained below our expectations.  Our interest rate sensitive strategies also underperformed, primarily due to volatility in the quarter that increased the expense of our interest rate hedges.  We believe that this quarter’s results validate our plan to transition PMT’s balance sheet to correspondent-related investments such as CRT and mortgage servicing rights.”

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production and Corporate.

	Quarter ended March 31, 2017
	Credit Sensitive Stratgies	Interest Rate Sensitive Strategies	Correspondent Production	Corporate	Consolidated
	(in thousands)
Net investment income:
Net gain on mortgage loans acquired for sale	$14	$-	$19,011	$-	$19,025
Net gain (loss) on investments
Mortgage loans at fair value	3,216	-	-	-	3,216
Mortgage loans held by variable interest entity net of asset-backed secured financing	-	292	-	-	292
Mortgage-backed securities	191	(51)	-	-	140
CRT Agreements	18,587	-	-	-	18,587
Hedging derivatives	-	(4,144)	-	-	(4,144)
Excess servicing spread investments	-	(1,370)	-	-	(1,370)
	21,994	(5,273)	-	-	16,721
Net mortgage loan servicing fees	14	11,738	-	-	11,752

Net interest income
Interest income	20,321	16,102	11,357	320	48,100
Interest expense	(14,272)	(15,006)	(7,901)	-	(37,179)
	6,049	1,096	3,456	320	10,921
Other (loss) income	(2,268)	-	8,317	6	6,055
	25,803	7,561	30,784	326	64,474
Expenses:
Mortgage loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	4,348	6,133	16,575	-	27,056
Management fees payable to PennyMac Financial Services, Inc.	-	-	-	5,008	5,008
Other	2,028	684	1,737	5,353	9,802
	6,376	6,817	18,312	10,361	41,866
Pretax income (loss)	19,427	744	12,472	(10,035)	22,608

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment includes results from distressed mortgage loans, CRT, non-Agency subordinated bonds and multifamily commercial real estate investments.  Pretax income for the segment was $19.4 million on revenues of $25.8 million, compared with pretax income of $6.3 million on revenues of $14.2 million in the prior quarter.

Net gain on investments was $22.0 million, an increase of 144 percent from $9.0 million in the prior quarter.

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $3.2 million, compared with realized and unrealized losses of $1.0 million in the prior quarter.  Fair value gains on the performing loans in the distressed portfolio were $6.0 million while fair value losses on nonperforming loans were $3.2 million.

The schedule below details the realized and unrealized gains (losses) on distressed mortgage loans:

	Quarter ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(in thousands)
Valuation changes:
Performing loans	$5,970	$(619)	$4,884
Nonperforming loans	(3,169)	(1,451)	7,965
	2,801	(2,070)	12,849
Gain on payoffs	415	174	1,548
Gain (loss) on sale	-	860	(2)
	$3,216	$(1,036)	$14,395

Overall, the performance of the distressed mortgage loan portfolio improved compared with the prior quarter, primarily driven by performing mortgage loans which benefitted from a strong market for these assets.  Valuation gains also received a modest benefit from actual and forecasted home prices that were better than prior forecasts.  These positive impacts were partially offset by greater than expected recidivism of previously performing loans.

Net gain on CRT investments was $18.6 million compared with a gain of $10.4 million in the prior quarter.  These gains resulted from higher income on a larger investment position and market-driven value changes related to credit spread tightening.  At quarter end, PMT’s investments in CRT totaled $464 million compared with $450 million at December 31, 2016.

Net interest income for the segment totaled $6.0 million, down 44 percent from the prior quarter.  Interest income totaled $20.3 million, a 23 percent decline from the prior quarter.  Interest income included $9.9 million of capitalized interest from loan modifications, which declined from $22.0 million in the prior quarter, driven by a reduction in modification activity.  Capitalized interest increases interest income and reduces loan valuation gains.  Interest expense totaled $14.3 million, down 9 percent from the prior quarter.

Other investment losses were $2.3 million, compared with a $5.4 million loss in the prior quarter.  The quarter-over-quarter decline was primarily due to trailing recoveries on previously sold REO.  At quarter end, PMT’s inventory of REO properties totaled $224.8 million, down from $274.0 million at December 31, 2016.

Segment expenses were $6.4 million, a 19 percent decrease from $7.9 million in the prior quarter.  The decline was driven by lower loan liquidation fees relative to the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, excess servicing spread (ESS), Agency mortgage-backed securities (MBS), non-Agency senior MBS and interest rate hedges. The segment includes investments that have offsetting exposures to changes in interest rates.  Interest Rate Sensitive Strategies generated pretax income of $0.7 million on revenues of $7.6 million, compared with pretax income of $5.4 million on revenues of $11.9 million in the prior quarter.

The results in the Interest Rate Sensitive Strategies segment consist of net gain/loss on investments, net interest income and net loan servicing fees, as well as the associated expenses.

The net loss on investments was $5.3 million, consisting of $0.3 million of gains on mortgage loans held by a variable interest entity, net of the related asset-backed secured funding; $4.1 million of losses on hedging derivatives; $1.4 million of losses on ESS; and $0.1 million of losses on MBS.

Net interest income for the segment was $1.1 million, a 31 percent increase from the prior quarter.  Interest income totaled $16.1 million, an 11 percent increase from the prior quarter.  Interest expense totaled $15.0 million, a 10 percent increase from the prior quarter.

Net mortgage loan servicing fees were $11.7 million, up from $7.8 million in the prior quarter. Net loan servicing fees included $38.5 million in servicing fees, reduced by $17.9 million of amortization and realization of MSR cash flows.  Net loan servicing fees also included $1.5 million of impairment reversal for MSRs carried at the lower of amortized cost or fair value, a $2.0 million valuation loss on MSRs carried at fair value and $8.7 million of related hedging losses.  Net loan servicing fees also included $0.3 million of MSR recapture income.  PMT’s hedging activities are intended to manage its net exposure across all interest rate-sensitive strategies, which include MSRs, ESS and MBS.

The following schedule details net loan servicing fees:

	Quarter ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(in thousands)
From nonaffiliates
Servicing fees(1)	$38,505	$37,079	$28,872
Effect of MSRs:
Carried at lower of amortized cost or fair value
Amortization and realization of cashflows	(17,858)	(17,927)	(14,287)
Reversal of (provision for) impairment	1,504	41,607	(17,706)
Carried at fair value - change in fair value	(1,993)	7,034	(11,415)
(Losses) gains on hedging derivatives	(8,698)	(60,734)	29,960
	(27,045)	(30,020)	(13,448)
From PennyMac Financial Services, Inc.
MSR recapture fee receivable from PFSI	292	724	130
Net mortgage loan servicing fees	$11,752	$7,783	$15,554

(1)Includes contractually specified servicing and ancillary fees

PMT’s MSR portfolio, which is subserviced by PFSI, grew to $59.6 billion in UPB compared with $56.3 billion at December 31, 2016.

Significant volatility during the first quarter drove increased hedge costs, and inconsistent movements of the swaps, Treasury, and mortgage markets led to mismatches between asset and hedge performance.  Furthermore, while the fair value of our MSR investments benefitted from lower expected prepayment activity, valuation gains for the portion carried at fair value were offset by the realization of cash flows.  The loss on our ESS investments primarily resulted from higher than projected prepayment activity during the quarter, somewhat offset by recapture income totaling $1.6 million payable to PMT for prepayment activity during the quarter.  When prepayment of a loan underlying PMT’s ESS results from a refinancing by PennyMac Financial Services, Inc. (NYSE: PFSI), PMT generally benefits from recapture income.

Segment expenses were $6.8 million, a 4 percent increase from $6.5 million in the prior quarter, and reflect a larger servicing portfolio.

Correspondent Production Segment

PMT acquires newly originated mortgage loans from third-party correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and GSE credit risk transfers related to a portion of its production.  PMT’s Correspondent Production segment generated pretax income of $12.5 million versus $12.9 million in the prior quarter.

Through its correspondent production activities, PMT acquired $13.9 billion in UPB of loans and issued IRLCs totaling $14.5 billion in the first quarter, compared with $20.0 billion and $19.2 billion, respectively, in the prior quarter.  Of the correspondent acquisitions, conventional conforming acquisitions totaled $4.6 billion, and government-insured or guaranteed acquisitions totaled $9.3 billion, compared with $7.5 billion and $12.5 billion, respectively, in the prior quarter.

Segment revenues were $30.8 million, a 28 percent decrease from the prior quarter, driven by a decline in net gain on mortgage loans.  Net gain on mortgage loans acquired for sale in the quarter declined 19 percent from the prior quarter, driven by a 25 percent quarter-over-quarter decline in conventional lock volume and lower margins.  The quarter-over-quarter performance reflects increased competition in a smaller market due to the significant decline in refinancing activity from higher mortgage rates and to a seasonally slow purchase-money market.  Net gain on mortgage loans acquired for sale this quarter also included a $4.6 million benefit from a reduction in the estimate of the liability for representations and warranties.

The following schedule details the net gain on mortgage loans acquired for sale:

	Quarter ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(in thousands)
Net gain on mortgage loans acquired for sale:
Receipt of MSRs in loan sale transactions	$58,688	$101,186	$36,162
Provision for representation and warranties	(673)	(510)	(571)
Reduction in the estimate of the liability for representations and warranties	4,576	-	1,724
Cash investment (1)	(37,248)	(63,938)	(35,596)
Fair value changes of pipeline, inventory and hedges	(6,318)	(13,429)	13,330
	$19,025	$23,309	$15,049

(1) Includes cash hedge expense

Segment expenses were $18.3 million, down 38 percent from $29.8 million in the prior quarter, driven by lower volume-based fulfillment fee expense.  The weighted average fulfillment fee rate in the first quarter was 36 basis points, unchanged from the prior quarter.

Corporate Segment

The Corporate segment includes interest income from certain cash and short-term investments, management fees and corporate expenses.

Segment revenues were $326,000, a 62 percent increase from $201,000 in the prior quarter, driven by an increase in interest income due to higher cash balances in the first quarter.

Management fees were $5.0 million, down 1 percent compared with $5.1 million in the prior quarter.  There were no incentive fees due for the first quarter.

Other segment expenses were $5.4 million compared with $5.8 million in the prior quarter.

Taxes

PMT recorded an income tax benefit of $6.1 million compared with a $17.3 million benefit in the prior quarter.  The income tax benefit was primarily driven by the underperformance of the distressed loans and REO held in the taxable REIT subsidiary.

“We have made significant progress transitioning capital to attractive opportunities in our correspondent production-related investments and away from distressed loan investments, which now represent one-third of PMT’s equity.” concluded Executive Chairman Stanford L. Kurland.  “As we anticipated, higher interest rates during the quarter resulted in a mortgage market that is normalizing from the elevated margins and volumes seen in 2016.  We have seen improvement in April due to a decline in interest rates and a pickup in home-buying activity that we expect to extend through the spring and summer homebuying season.  PMT remains well-positioned to access investment opportunities that result from our correspondent production activities.  We believe that these strategies have the potential to produce earnings in line with our dividend level.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Daylight Time) on Thursday May 4, 2017.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, an indirect subsidiary of PennyMac Financial Services, Inc.  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates,

projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire distressed loans or correspondent loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; changes in the number of investor repurchases or indemnifications and our ability to obtain indemnification or demand repurchase from our correspondent sellers; increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights, excess servicing spread and other investments; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes; and our ability to make distributions to our shareholders in the future.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2017	December 31, 2016	March 31, 2016
	(in thousands except share information)
ASSETS
Cash	$120,049	$34,476	$66,972
Short-term investments	19,883	122,088	47,500
Mortgage-backed securities at fair value	1,089,610	865,061	364,439
Mortgage loans acquired for sale at fair value	1,278,441	1,673,112	1,339,633
Mortgage loans at fair value	1,583,356	1,721,741	2,496,778
Excess servicing spread purchased from PennyMac Financial Services, Inc.	277,484	288,669	321,976
Derivative assets	41,213	33,709	18,462
Real estate acquired in settlement of loans	224,831	274,069	327,212
Real estate held for investment	35,537	29,324	12,758
Mortgage servicing rights	696,970	656,567	455,097
Servicing advances	70,332	76,950	76,881
Deposits securing credit risk transfer agreements	463,836	450,059	213,536
Due from PennyMac Financial Services, Inc.	10,916	7,091	6,531
Other assets	90,488	124,586	72,665
Total assets	$6,002,946	$6,357,502	$5,820,440
LIABILITIES
Assets sold under agreements to repurchase	$3,500,190	$3,784,001	$3,245,014
Mortgage loan participation and sale agreements	72,975	25,917	62,400
Notes payable	100,088	275,106	206,191
Asset-backed financing of a variable interest entity at fair value	340,365	353,898	344,693
Exchangeable senior notes	246,357	246,089	245,307
Note payable to PennyMac Financial Services, Inc.	150,000	150,000	150,000
Interest-only security payable at fair value	4,601	4,114	675
Derivative liabilities	5,352	9,573	13,488
Accounts payable and accrued liabilities	80,219	107,758	71,932
Due to PennyMac Financial Services, Inc.	20,756	16,416	17,647
Income taxes payable	12,006	18,166	29,878
Liability for losses under representations and warranties	11,447	15,350	18,712
Total liabilities	4,544,356	5,006,388	4,405,937
SHAREHOLDERS' EQUITY
8.125% Series A fixed-to floating rate redeemable cumulative preferred shares of beneficial interest, $0.01 par value per share, 4,600,000 shares issued and outstanding, $115,000,000 aggregate liquidation preference	46	-	-
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 66,711,052, 66,697,286, and 68,687,094 common shares, respectively	667	667	687
Additional paid-in capital	1,487,517	1,377,171	1,406,350
(Accumulated deficit) retained earnings	(29,640)	(26,724)	7,466
Total shareholders' equity	1,458,590	1,351,114	1,414,503
Total liabilities and shareholders' equity	$6,002,946	$6,357,502	$5,820,440

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(in thousands, except per share amounts)
Net investment income
Net gain on mortgage loans acquired for sale
From nonaffiliates	$16,624	$20,314	$13,487
From PennyMac Financial Services, Inc.	2,401	2,995	1,562
	19,025	23,309	15,049
Mortgage loan origination fees	8,290	13,889	6,901
Net gain (loss) on investments:
From nonaffiliates	18,091	(6,601)	13,729
From PennyMac Financial Services, Inc.	(1,370)	18,881	(17,627)
	16,721	12,280	(3,898)
Net mortgage loan servicing fees
From nonaffiliates	11,460	7,059	15,424
From PennyMac Financial Services, Inc.	292	724	130
	11,752	7,783	15,554
Interest income:
From nonaffiliates	43,453	52,810	47,351
From PennyMac Financial Services, Inc.	4,647	5,046	7,015
	48,100	57,856	54,366
Interest expense:
To nonaffiliates	35,374	38,809	30,402
To PennyMac Financial Services, Inc.	1,805	2,032	1,602
	37,179	40,841	32,004
Net interest income	10,921	17,015	22,362
Results of real estate acquired in settlement of loans	(4,246)	(7,232)	(6,036)
Other	2,011	1,884	2,284
Net investment income	64,474	68,928	52,216
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	16,570	27,164	12,935
Mortgage loan servicing fees(1)	10,486	11,696	11,453
Management fees	5,008	5,081	5,352
Compensation	1,892	1,381	1,289
Mortgage loan origination	1,512	2,228	1,121
Professional services	1,453	1,979	2,293
Mortgage loan collection and liquidation	354	727	2,214
Other	4,591	4,807	4,515
Total expenses	41,866	55,063	41,172
Income before benefit from income taxes	22,608	13,865	11,044
Benefit from income taxes	(6,129)	(17,309)	(3,452)
Net income	28,737	31,174	14,496
Dividends on preferred stock	571	—	—
Net income attributable to common shareholders	$28,166	$31,174	$14,496
Earnings per common share
Basic	$0.42	$0.46	$0.20
Diluted	$0.40	$0.44	$0.20
Weighted-average common shares outstanding
Basic	66,719	67,368	71,884
Diluted	75,186	75,181	71,884
Dividends declared per common share	$0.47	$0.47	$0.47

(1)	Mortgage loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights

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